Pursuant to Rule 424(b)(5) under
the Securities Act of 1933
Registration Statement No. 333-106089
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 16, 2003)

US$2,000,000,000

Republic of Italy

2.50% Notes due 2008

          This Prospectus Supplement further supplements the Prospectus Supplement relating to the Notes dated June 27, 2003 to the Prospectus dated June 16, 2003, and forms a part thereof. This Prospectus Supplement should be read together with the accompanying Prospectus, dated June 16, 2003, and Prospectus Supplement, dated June 27, 2003, of the Republic of Italy and any other documents incorporated by reference herein. Unless otherwise defined herein, terms defined in the Prospectus and the Prospectus Supplement dated June 27, 2003 shall have the meanings specified therein.

Clearing Systems

          The paragraph “Clearing Systems” on page S-19 of the Prospectus Supplement dated June 27, 2003 shall be deleted and replaced in its entirety with the following sentence: “The Notes have been accepted for clearance through DTC, Euroclear and Clearstream (Common Code: 017207954; Global Note ISIN: US465410BH09; CUSIP: 465410BH0).”

        Italy accepts responsibility for the information contained in the Prospectus Supplement, in the Prospectus and in any other documents incorporated by reference herein. To the best of the knowledge and belief of Italy (which has taken all reasonable care to ensure that such is the case), the information contained in the Prospectus Supplement, in the Prospectus and in any other documents incorporated by reference herein is in accordance with the facts and does not omit anything likely to affect the import of such information.

        The distribution of this Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein and the offering of the Notes in certain jurisdictions may be restricted by law. Persons who come into possession of this Prospectus Supplement or the Prospectus should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        These securities have not been approved or disapproved by the Securities and Exchange Commission of the United States or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Lehman Brothers	Morgan Stanley	UBS Investment Bank
ABN AMRO	Citigroup	Crédit Agricole Indosuez
Credit Suisse First Boston	Deutsche Bank	Goldman Sachs International
JPMorgan	Merrill Lynch & Co.	Nomura Securities
UBM-UniCredit Banca Mobiliare

The date of this Prospectus Supplement is July 1, 2003.